Exhibit 10.1
AGREEMENT
     This Agreement is made by and between William N. Fry (the “Executive”) and Easton-Bell Sports, Inc. (the “Company”) concerning the terms and conditions of his employment as of the Closing Date, as such term is defined in the Stock Purchase Agreement dated as of February 1, 2006, by and between Riddell Bell Holdings, Inc. and Jas. D. Easton, Inc. (the “Easton Agreement”), until such time as this Agreement is replaced by a formal employment contract incorporating the terms set forth below and such further detail and other terms, not inconsistent herewith, as are common to Fenway Partners agreements for comparable executive positions. This Agreement supercedes the employment agreement between Executive and the Company that was effective September 30, 2004 (the “Prior Agreement”) in accordance with the terms hereof.

Start Date:	As of the Closing Date, March 16, 2006.

Positions:	President of the Company and President of the Action Sports division thereof.

Directorship:	Membership on Board of Directors of the Company (the “Board”) following the first anniversary of the Closing Date, provided that the Executive is still employed by the Company, or sooner if the Executive waives his right to terminate his employment on the first anniversary of the Closing Date.

Term:	Initial three year term from the Closing Date, automatically renewing for successive terms of one year each.

Reports:	To the CEO.

Duties:	Duties and responsibilities of his positions and other duties and responsibilities, reasonably consistent therewith, as may be assigned from time to time by the CEO or by the Board or a committee thereof.

Salary:	$500,000, to be reviewed annually by the compensation committee of Board and subject to increase, but not decrease, in the discretion of such committee or the Board.

Annual Bonus:	An annual bonus opportunity with a target bonus of 80% of salary for achievement of the annual business plan and with the potential for the bonus to exceed target if achievement exceeds plan, all as approved by the compensation committee of the Board, after consultation with the CEO.

Retention Bonus:	Retention bonus in the amount of $1.2Million, with first $200K payable 30 days following the Closing Date; $400K payable on the first anniversary of the Closing Date; and the remaining $600K payable on the second anniversary of the Closing Date. The Executive must be employed on each payment date to be eligible to receive the payment due on that date, unless his employment has terminated as a result of death or has been terminated by the Company other than for Cause, in which event the Company will pay any remaining installments of the retention bonus to the Executive or his estate, as applicable, when they would have been payable had his employment continued, but subject, in the case of a termination other than for Cause, to the Executive’s signing of an effective and timely release of claims in the form provided by the Company (a “Release”) and his compliance with the restrictive covenants and other obligations which survive termination (the “Surviving Obligations”). In the event that the Executive exercises his one-time right to terminate for Good Reason on the first anniversary of the Closing Date, as set forth below, he will be considered employed on that first anniversary for the purpose of his entitlement to the $400K retention bonus payable on that date, provided he gives timely notice of termination and continues employment through that first anniversary.

Equity Participation:	On the Closing Date, the Executive elected, by written notice, to cash out 50% of his A Units at the transaction price.

On the Closing Date, the following B Units held by Executive were vested and cashed out at the transaction price: (i) 25% of the B Units subject to time vesting and (ii) 40% of the B Units subject to EBITDA performance vesting.

211,400 B Units that remained unvested on the Closing Date were cancelled on that date and the B Units that remained unvested on the Closing Date (i.e., 3,762,970.944 B Units) were rolled into, and became subject to, the new Management Equity Incentive Compensation Plan as in effect from time to time (the “Plan”).

Benefits:	Unchanged from the Prior Agreement.

Perquisites Defined:	Unchanged from the Prior Agreement.

Vacation:	Unchanged from the Prior Agreement.

Business Expenses:	Unchanged from the Prior Agreement.

Relocation Expenses:	In the event that the Executive, at the request or otherwise with the consent of the Company, elects to relocate within reasonable commuting distance of the Company’s headquarters in Van Nuys, CA or its Action Sports division in Santa Cruz, CA while his employment hereunder continues, and provided that he has not given or received notice of termination, the Company will pay or reimburse the reasonable cost of relocating his family and household goods in accordance with Company policy in effect at that time and subject to such reasonable documentation and substantiation as the Company may require; provided, however, that the Executive’s eligibility for such payment or reimbursement shall apply only to a single relocation (i.e., one that occurs contemporaneously with the Executive’s commencement of work at the California offices designated by the Company as the Executive’s principal worksite or, at Executive’s election, at a later time that is convenient for his family to relocate; provided, however, that the Company will not be obligated to reimburse any relocation expenses incurred more that 12 months after Executive’s own relocation or after notice of termination has been given by Executive or the Company.)

Termination and
Separation Benefits:	Death: As provided in the Prior Agreement plus (A) any portion of the retention bonus that remains unpaid, payable in accordance with the terms set forth above and (B) the right of the executor or administrator of Executive’s estate to put the Executive’s vested new B Units to the Company at 100% of FMV provided he/she does so within 120 days following the date of termination with payment by the Company by cash or promissory note in accordance with those provisions governing the purchase and sale of management units contained in the Easton-Bell Sports, LLC Second and Restated Limited Liability Company Agreement as amended from time to time (or any successor corporate governance document) and/or as required by the terms of the senior credit agreement and indenture. Equity otherwise per Plan.

Disability: As provided in the Prior Agreement plus the Executive may put his vested new B Units to the Company at 100% of FMV, provided he does so within 120 days following the date of termination, with payment by the Company by cash or promissory note in accordance with those provisions governing the purchase and sale of management units contained in the Easton-Bell Sports, LLC Second Amended and Restated Limited Liability Company Agreement as amended from time to time (or any successor corporate governance document) and/or as required by the terms of the senior credit agreement and indenture. Equity otherwise per Plan.

By the Company for Cause or by the Employee other than for Good Reason: Unchanged from the Prior Agreement.

By the Company other than for Cause: (A) Section 4.5 (a) of the Prior Agreement is replaced with the following: 24 months of severance pay which in first 12 months will be equal to 1/12 of the sum of salary plus bonus (as specified below) and in months 13 through 24 will be equal to 1/12 of salary. For termination occurring prior to 2nd anniversary of Start Date, bonus component of severance pay will be same as 2005 bonus and thereafter bonus component will be bonus earned in year prior to year in which termination occurs. No offset for other earnings. (B) Provisions per Section 4.5 (b) through Section 4.5(f) of Prior Agreement unchanged. (C) With respect to new B Units subject to time vesting, (i) if termination occurs on or before the first anniversary of the Closing Date, accelerated vesting of new B Units that would have vested on the first anniversary of the Closing Date; (ii) if termination occurs during months 13 through 18 following the Closing Date, accelerated vesting of new B Units that would have vested on the second anniversary of the Closing Date; (iii) if termination occurs during months 19 through 24, accelerated vesting of new B Units that would have vested on the second anniversary of the Closing Date only if the Company is on track to achieve the business plan as of date termination occurs. (D) Executive may put his vested new B Units to the Company at 75% of FMV, provided he does so within 120 days following the date of termination with payment by the Company by cash or promissory note in accordance with those provisions governing the purchase and sale of management units contained in the Easton-Bell Sports, LLC Second Amended and Restated Limited Liability Company Agreement as amended from time to time (or any successor corporate governance document) and/or as required by the terms of the senior credit agreement and indenture. All of the foregoing is subject to an effective and timely Release and compliance with Surviving Obligations. Equity otherwise per Plan.

By Executive for Good Reason: Definition of Good Reason unchanged from Prior Agreement, except as provided in the two paragraphs immediately following. Required notice within 60 days unchanged from Prior Agreement. In the event of termination for Good Reason, Executive shall be entitled to the payments and benefits specified in (A) and (B) under heading “By the Company other than for Cause” above. Also, Executive may put his vested new B Units to the Company at 100% of FMV, provided he does so within 120 days following the date of termination with payment by the Company by cash or promissory note in accordance with those provisions governing the purchase and sale of management units contained in the Easton-Bell Sports, LLC Second Amended and Restated Limited Liability Company Agreement as amended from time to time (or any successor corporate governance document) and/or as required by the terms of the senior credit agreement and indenture. All of the foregoing is subject to an effective and timely Release and compliance with Surviving Obligations. Equity otherwise per Plan.

Notwithstanding anything to the contrary contained in this Agreement, it is agreed as follows: (i) In the event that the Company, after consultation with the Executive, determines that the responsibilities of the Executive, as President of the Company, are best performed from either the Company’s headquarters in Van Nuys, CA or its Action Sports division in Santa Cruz, CA, the Company may request that the Executive so relocate, but shall not do so until after the first anniversary of the Closing. (ii) In the event that the Company makes such a request for relocation, the Company shall provide the Executive a period of at least 90 days to consider whether or not to so relocate. (iii) In the event that the Executive decides to decline relocation, so long as he provides such reasonable transition as the Company may request, he shall be entitled to resign for Good Reason on the same terms and conditions as are provided in the event of the Executive’s termination for Good Reason on the first anniversary of the Closing Date, as set forth in the paragraph immediately following. For purposes of this provision, “relocation” shall mean the Executive’s relocation of his principal worksite to, and regular day-to-day provision of services from, the California offices designated by the Company and the Executive’s contemporaneous establishment of his residence within a reasonable commuting distance at that location. For the avoidance of doubt, if the Executive elects to relocate his office and personal residence, but not his family, to California, he will be responsible for any resulting incremental expenses (e.g., travel expenses for family visits and the expenses of maintaining two households).

Good Reason shall include the Executive’s one-time right to terminate on the first anniversary of the Closing Date, with at least 60 days’ prior notice, based on his good faith determination that his position and reporting relationship are unsatisfactory to him. Subject to an effective and timely Release and compliance with Surviving Obligations, Executive will be entitled to (A) severance pay for 24 months at 1/12 of his salary per month with offset for other earnings attributable to the period of months 13 through 24 inclusive, (B) benefits as set forth in Section 4.5 (b) through Section 4.5 (f) of the Prior Agreement and (C) Executive may put his vested new B Units (including any B Units that vest on the first anniversary of the Closing Date) to the Company at 100% of FMV, provided he does so within 120 days following the date of termination with payment by the Company by cash or promissory note in accordance with those provisions governing the purchase and sale of management units contained in the Easton-Bell Sports, LLC Second Amended and Restated Limited Liability Company Agreement as amended from time to time (or any successor corporate governance document) and/or as required by the terms of the senior credit agreement and indenture. Equity otherwise per Plan. Executive also shall be entitled to receive any Annual Bonus payable to him for 2006, whether or not the date for distribution of annual bonuses to Company executives generally has occurred, provided that Executive gives timely notice of his termination for Good Reason hereunder and continues employment through the first anniversary of the Closing Date.

Termination by Executive for Good Reason or by Company other than for Cause following Change of Control: Unchanged from Prior Agreement. Definition of Change of Control unchanged from Prior Agreement.

Confidentiality, Inventions, Restrictive
Activities, Remedies:	Unchanged from Prior Agreement.

Conflicting Agreements,
Insurance, Expenses:	Unchanged from Prior Agreement

Governing Law:	Texas.

Miscellaneous
Provisions:	Other than as provided below, unchanged from Prior Agreement.

Integration Clause:	This Agreement shall become binding on the parties upon signing by the second of the party hereto. Except as affected by the Executive’s waiver, as set forth below, the terms of the Prior Agreement shall remain in effect, however, until it is superceded by this Agreement as of the Closing Date.

Executive’s Waiver:	In consideration of the Company’s offer of this Agreement, the Executive expressly and irrevocably waives any and all rights he might have now or hereafter acquire under the Prior Agreement to terminate his employment for “Good Reason” (as defined in the Prior Agreement) or otherwise to receive any compensation, in cash or otherwise, under the Prior Agreement as a result of the signing of the Easton Agreement or the consummation of any transactions contemplated by the Easton Agreement or the occurrence of any event related thereto or as a result of the Company’s offer, or his acceptance, of this Agreement. Without limiting the generality of the foregoing, the Executive agrees that the consummation of the transaction contemplated by the Easton Agreement shall not constitute a “Change of Control” for purposes of the Prior Agreement; nor shall it constitute a “change of control” or a “change in control” or the like for the purposes of any other agreement, plan or arrangement between the Executive and the Company or any of its Affiliates (as that term is defined in the Prior Agreement).

Further, the Executive agrees that neither the occurrence of the Closing Date nor the supercession of the Prior Agreement nor the circumstances giving rise thereto shall give the Executive the right to terminate his employment and receive any termination pay or benefits under either the Prior Agreement or this Agreement, other than as expressly provided in this Agreement with respect to termination for Good Reason on the first anniversary of the Closing Date.
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     Intending to be legally bound, this Agreement has been signed by Executive and an authorized representative of the Company, to take effect as a binding agreement at the time it is signed by the second of the parties hereto.

EASTON-BELL SPORTS, INC.		EXECUTIVE

By:	/s/ Mark Genender	/s/ William M. Fry

Title:	Vice President	Date:	4/10/06

Date: 4/10/06

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